Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 10 as amended of our report dated March 27, 2025 relating to the consolidated financial statements of Draganfly Inc. which comprise the consolidated statements of financial position as at December 31, 2024 and December 31, 2023, the related consolidated statements of comprehensive loss, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2024, which appears in Draganfly Inc.’s Annual Report on Form 20-F for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in such Registration Statement.

DMCL LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

February 25, 2026